Exhibit 23.2

Consent of Independent Auditors

The Management Committee
WCEP Holdings, LLC:

We consent to the incorporation by reference in the registration statement (No. 333-190071) on Form S-8 of NRG Yield, Inc. of our report dated April 30, 2014, with respect to the consolidated balance sheet of WCEP Holdings, LLC as of December 31, 2013, and the related consolidated statements of income, comprehensive income, member’s equity and cash flows for the year ended December 31, 2013, which report appears in the Form 8-K/A of NRG Yield, Inc. dated January 16, 2015.

(signed) KPMG LLP

Los Angeles, California
January 16, 2015